UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On October 23, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following press release:

Proxy Advisory Firm Glass Lewis Recommends ADP Shareholders Vote FOR ALL Three of Pershing

Square’s Nominees For ADP’s Transformation on the GOLD Proxy Card

Highlights “shareholders would be best served by supporting the election of all three of Pershing Square’s nominees”

Notes ADP’s “response and communications during this campaign, including the stated goals under the board’s plan, fail to acknowledge the magnitude of the opportunity”

Agrees that Pershing Square “has argued the more convincing case” and outlines “substantial opportunity for ADP and its shareholders to realize superior returns and value in the long term”

New York, NY– October 23, 2017 // – Pershing Square Capital Management, L.P. (“Pershing Square”), announced today that Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, recommends that ADP (NASDAQ: ADP) shareholders vote FOR Pershing Square’s three nominees on the GOLD proxy card at ADP’s annual meeting November 7, 2017.

In recommending Pershing Square’s nominees on the GOLD proxy card, Glass Lewis noted:

“[W]e believe Pershing Square has argued the more convincing case, particularly that: (i) ADP is underperforming its potential; (ii) ADP’s historical leadership position and scale advantages breed complacency with incremental improvements that accrue relatively easily year after year; (iii) ADP is not keeping pace with smaller competitors in key market segments in the evolving HCM industry; (iv) an inefficient corporate structure and insular culture restrain ADP from identifying and urgently responding to business opportunities and threats; and (v) ADP’s performance can be significantly improved, and shareholder returns enhanced, pursuant to a transformation plan implemented in a prudent manner under the oversight of a partly reconstituted board of directors. In our view, the board’s response, or lack thereof, to the substance of Pershing Square’s argument leaves much to be desired by shareholders and, similarly, the board’s stated operational and financial plan strikes us as being inadequate and underwhelming given the substantial opportunity thoroughly detailed by Pershing Square.”

The highly qualified nominees for ADP’s transformation on the Glass Lewis-recommended GOLD card are: William A. Ackman, CEO of Pershing Square; Veronica M. Hagen, former CEO of Polymer Group, Inc.; and V. Paul Unruh, presently director and Chairman of the Audit Committee at Symantec Corporation.

Bill Ackman said, “We are extremely pleased to receive such a strong endorsement from Glass Lewis. We urge our fellow shareholders to follow Glass Lewis’ recommendation and vote the GOLD proxy card for all three nominees for ADP’s transformation.”

At the end of this release, please find additional excerpts from the Glass Lewis report.* Please contact Glass Lewis directly for the complete report.

Pershing Square published its most recent ADP presentation on October 11, 2017. Shareholders can access that presentation here and additional supporting materials here.

For additional information, visit our website: www.ADPascending.com. Follow ADPascending on Facebook, Twitter and YouTube.

To vote for Pershing Square’s Nominees for ADP’s Transformation, please vote the GOLD Proxy Card or GOLD Voting Instruction Form.

You can vote by Internet, telephone or by signing and dating the GOLD Proxy Card or Voting Instruction Form and mailing it in the postage paid envelope provided. We urge you NOT to vote using any white proxy card or voting instruction form you receive from ADP. Please discard the white proxy card.

If you have any questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635.

###

Details from the Glass Lewis Report:

Summary Recommendations:

[W]e believe Pershing Square has articulated a compelling case that, despite ADP’s strong historical track record and consistent delivery of incremental improvements, the Company is not performing to its full potential, operationally or financially, and is not maximizing value for long-term shareholders. In our view, when compared to the productivity, profitability and growth of ADP’s competitors in the HCM industry – or to businesses that previously operated within ADP and upon being spun out achieved significant improvements in these key performance metrics – the substantial opportunity that Pershing Square has outlined for ADP to potentially achieve becomes readily apparent. The Company’s response and communications during this campaign, including the stated goals under the board’s plan, fail to acknowledge the magnitude of the opportunity, in our view, or the risks inherent in the Company’s own plan. We believe the board’s approach could prove to be value destructive going forward if there is insufficient focus on defending and strengthening ADP’s competitive position and leveraging its massive scale and resource advantages.

Therefore, we see a reasonable basis to support the Dissident’s solicitation for minority board representation. Under the oversight of a partly refreshed board, we believe the implementation of the Dissident’s transformation plan would likely lead to the realization of superior financial performance and significantly greater value for ADP shareholders than that which might be expected to accrue to shareholders pursuant to the board’s plan. In order to effect meaningful change and give the board a clear mandate to more urgently pursue strategic, operational and financial improvements at ADP, we believe support for all three of the Dissident’s nominees is warranted.

[…]

[W]e believe the Dissident’s nominees would each and collectively bring a fresh independent perspective, new ideas, recent and practical experience achieving operational efficiencies, implementing a business transformation plan and realizing cost savings, as well as financial expertise and an owner’s mentality to the ADP board. These experiences and perspectives appear to be well-suited for ADP’s current opportunities and threats giving rise to the potential for the Company to strengthen its competitive position and meaningfully improve its operational and financial performance. The nominees, each a qualified director candidate with a clear financial incentive to represent the interests of all ADP shareholders, would represent a minority of three in a boardroom of 10 directors. As such, they would be in no position to advance any substantive change that was also not also supported by at least an equal number, and likely a majority, of the remaining incumbent board members. At the same time, the election of three new board members, effecting the replacement of the three longest-tenured directors, would arm the Dissident’s nominees with a strong directive from ADP shareholders for the board and management team to work constructively in order to maximize ADP’s potential.

[…]

Therefore, rather than supporting the status quo, we believe investors have an opportunity to convey their discontent with the board’s continuation of a potentially sub-optimal business plan, and to encourage fresh perspectives, analysis and discussion in the boardroom of the best path forward for ADP, through the election of qualified director candidates, including a well-established shareholder representative, supported by what we believe to be convincing, well-framed arguments outlining the substantial opportunity for ADP and its shareholders to realize superior returns and value in the long term. Based on these factors and the considerations discussed above, we believe shareholders would be best served by supporting the election of all three of Pershing Square’s nominees as well as the re-election of the seven uncontested incumbent nominees.

Accordingly, we recommend that shareholders vote FOR all nominees on the GOLD proxy card.

The Nominees for ADP’s Transformation:

[W]e agree with the Dissident’s assessment that the ADP board appears to be lacking in business transformation and operating efficiency experience, which forms the basis of Pershing Square’s nomination of Ms. Hagen and Mr. Unruh. Furthermore, in nominating Mr. Ackman, Pershing Square believes his election would address a lack of significant stock ownership by the incumbent directors, promote an owner’s mentality in the boardroom and add the perspective of an investor who has been involved in several business transformations.

Regarding Veronica M. Hagen:

[W]e believe Ms. Hagen’s executive and director experience at companies across a variety of competitive industries, including engineered materials, pulp and paper, aluminum, utilities, and mining, businesses which generally have lower margins and require an intense focus on operational efficiency in order to be successful, would be applicable and valuable to ADP’s current position, and generally aligned with Pershing Square’s objectives.

Regarding V. Paul Unruh:

Similarly, Mr. Unruh’s director experience, recently and most notably at Symantec Corp., where as a member of a board sub-committee he oversaw the implementation of a cost and business transformation plan that generated significant cost savings, would likely prove instrumental to the implementation of a transformation plan at ADP, seeking to replicate the success achieved by Symantec and also realized by CDK following its spin-off from ADP. Further, Mr. Unruh’s financial and accounting experience, including as a chairman or member of public company audit committees, would immediately fill such a need should all three contested incumbents, including the current chairman of the audit committee, be replaced.

Regarding Bill Ackman:

In consideration of Mr. Ackman’s candidacy more directly, we find it somewhat necessary to note Pershing Square’s strong overall track record of engagement and activism, at companies across industries, where the firm generally takes a longer-term view and promotes value-creating strategies. The ADP board attempts to discredit Pershing Square’s case against ADP by highlighting a select few of the investment firm’s higher-profile losses at Valeant, J.C. Penney, Target and Borders. Aside from being largely irrelevant to the substance of Pershing Square’s critique of ADP’s business, the defense tactic is entirely one-sided as it ignores Pershing Square’s successes. Most notably, as it relates to Pershing Square’s transformation plan for ADP, the investment firm’s bigger wins include Canadian Pacific, Zoetis and Air Products, situations in which Pershing Square also pushed for operational transformations, resulting in either the election or appointment of new board members, improved operational efficiency, higher profit margins and the creation of shareholder value. Ironically, the current chairman of the ADP board, Mr. Jones, was previously the CEO and chairman of Air Products, having retired approximately five years before Pershing Square agitated for the replacement of Mr. Jones’ successor at Air Products.

Glass Lewis’ analysis also notes the following:

ADP’s Total Shareholder Returns:

Upon review, we consider several of the Company’s reported TSR figures to be overstated, and the Company’s TSR comparisons to be less relevant than those presented in the Dissident’s materials. As Pershing Square points out, the Company’s TSR figures exclude the negative stock price movement immediately after Mr. Rodriguez was named CEO, inappropriately include the return generated by CDK after it was spun off by ADP and under the control of a new board and separate management team, or are compared to the average returns of a peer set heavily skewed toward the largest and least comparable companies included in the Company-defined peer set.

[…]

[W]e find ADP’s TSR performance to be far less impressive than touted by the board and management. Most notably, ADP’s total returns are either merely consistent with or meaningfully lower than the average returns of the Company’s closest HCM competitors.

[…]

However, when ADP’s total returns are calculated appropriately and objectively, and judged in proper context against a peer set consisting of the most directly comparable publicly-listed companies that compete with ADP in the HCM industry, ADP’s TSR performance is not as strong as the Company claims. To be sure, that’s not to say that ADP has performed worst in class, far from it. We see that ADP has delivered something closer to middle-of-the-pack returns over the periods presented, including below-average returns for the last three years when compared to either the Dissident’s or the Company’s peer set. In our opinion, this analysis ultimately supports the Dissident’s view that ADP has not delivered returns consistent with its leading competitive position in an attractive industry with numerous tailwinds and, more broadly, supports the Dissident’s overall thesis that that ADP is not performing to its full potential.

ADP’s Response to Pershing Square:

In response to Pershing Square’s operational critique, ADP touts multi-year growth rates in revenue and earnings and operating margin expansion realized over the last five or six years. However, upon closer inspection, similar to the TSR figures touted by the Company, we find that several of the Company’s key data points are based on selectively chosen periods or inconsistent calculation methodologies in order to make ADP’s performance appear stronger. For example, while ADP claims a revenue CAGR of 7.3% accompanied by operating margin expansion of 580 basis points over the last five years, the calculation actually appears to be taken over the last six years and, more importantly, those figures are calculated inconsistently with respect to the treatment of PEO pass-throughs. The Company includes pass-throughs for the revenue growth rate and nets them for the change in operating margin, in each case resulting in a higher figure than the alternative methodology. If these metrics are calculated consistently, the result is either a lower revenue CAGR of 5.8% (net of PEO pass-throughs) to go along with the stated margin expansion or lower margin expansion of 380 basis points (gross of PEO pass-throughs) to go along with the stated revenue growth rate.

[…]

In our view, any way the Company may attempt to present it, a fair apples-to-apples comparison placed within the proper context clearly indicates the substantial opportunity for ADP to improve its operational performance. The Company’s selective presentation of certain metrics, calculated inconsistently or without context, purportedly to make ADP’s absolute or relative performance appear better, in this case is a tactic which considerably weakens the Company’s defense, in our view. This is particularly true here considering the Dissident’s thorough and fairly-presented critique of the underlying operational performance of ADP’s Employer Services business given the publicly available data. Moreover, the Company’s lack of a substantive response to several of the Dissident’s arguments, including a series of questions raised by Pershing Square during this campaign with respect to ADP’s operational performance (such as ADP’s profit margins in Employer Services by sub-segment), suggests that particularly convincing evidence to refute the Dissident’s critique does not exist.

CDK and Solera:

Pershing Square sees further evidence of opportunity for ADP to perform better in the dramatic improvements in profitability realized by ADP’s former Claims Services business, now Solera, and Dealer Services business, now CDK, after their sale and spin-off by ADP. Specifically, each of Solera and, more recently, CDK effectively doubled their respective operating margins to 35% or 40% within five years after being separated from ADP. In our view, the Solera and CDK cases are perhaps the most compelling evidence of the ADP board’s sub-optimal business oversight and the validity of the opportunity asserted by Pershing Square for ADP’s Employer Services to substantially improve its performance given more effective board oversight, proper direction, a different mentality and a new operating plan.

ADP’s Transformation Plan:

On the one hand, the current directors propose a “steady as she goes” approach, representing a reaffirmation of the Company’s current direction, which targets incremental improvements in ADP’s operational and financial performance.

[…]

Upon closer scrutiny, ADP’s three-year plan calls for only approximately 300 basis points in net operating margin expansion, and only 220 basis points of margin expansion in Employer Services, which is consistent with ADP’s historical performance and long-term plan of delivering 50 to 100 basis points per year. Upon review, we find the Company’s plan to be underwhelming in this regard, as does Pershing Square, other ADP shareholders we spoke with and certain analysts who follow the Company.

Pershing Square’s Transformation Plan:

Where the Dissident’s plan does involve product migrations, primarily in the enterprise market segment, where ADP appears to be losing ground because of its inability to develop a competitive product offering, the Dissident’s plan involves critical, though necessary, product migrations. Here, the Dissident has proposed sensible and risk-mitigating initiatives to address legacy client issues, such as moving many of ADP’s legacy enterprise clients to the company’s existing Workforce Now product platform, an idea the Dissident believes the Company has now adopted since Pershing Square first suggested it.

[…]

In our opinion, the CDK case is indeed comparable, instructive and telling of the substantial opportunity that resides within ADP’s Employer Services business today. While the Company’s plan to improve the performance of its Employer Services business shares some similarities with the transformation plan proposed by Pershing Square and the transformation plan previously implemented by CDK post-spin, management’s plan doesn’t go far enough, in our view. Rather, the board’s plan fails to acknowledge the magnitude of the opportunity, does not appear to appreciate the extent and pace at which several separate but related initiatives must be pursued to achieve meaningful improvements and does not convey a practical understanding of the steps required to identify, validate, quantify and achieve operational and financial improvements. Therefore, we find Pershing Square’s plan to be a realistic yet far more compelling proposal that, while not as conservative as the Company’s approach, remains prudent and measured, centered primarily on basic business blocking and tackling.

*Pershing Square has neither sought nor obtained consent from any third party (including Glass Lewis) to use previously published information in this press release.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Media Contact:

Pershing Square

Fran McGill

212 909 2455, McGill@persq.com

This press release relates to Pershing Square’s solicitation of proxies in connection with the 2017 annual meeting of stockholders of ADP.

The information contained in this press release (the “Information”) is based on publicly available information about Automatic Data Processing, Inc. (“ADP” or the “Company”), which has not been independently verified by Pershing Square Capital Management, L.P. (“Pershing Square”). Pershing Square recognizes that there may be confidential or otherwise non-public information in the possession of ADP or others that could lead ADP or others to disagree with Pershing Square’s conclusions. This press release and the Information is not a recommendation or solicitation to buy or sell any securities.

The analyses provided may include certain forward-looking statements, estimates and projections prepared with respect to, among other things, general economic and market conditions, changes in management, changes in board composition, actions of ADP and its subsidiaries or competitors, the ability to implement business strategies and plans and pursue business opportunities in the human capital management industry. Such forward-looking statements, estimates, and projections reflect various assumptions by Pershing Square concerning anticipated results that are inherently subject to significant uncertainties and contingencies and have been included solely for illustrative purposes, including those risks and uncertainties detailed in the continuous disclosure and other filings of ADP with the Securities and Exchange Commission at www.sec.gov. No representations, express or implied, are made as to the accuracy or completeness of such forward-looking statements, estimates or projections or with respect to any other materials herein. Actual results may vary materially from the estimates and projected results contained herein.